Exhibit 99.1

PRIVILEGED AND CONFIDENTIAL

July 22, 2021

Board of Trustees
Equity Commonwealth
Two North Riverside Plaza, Suite 2100

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Equity Commonwealth, filed July 22, 2021 (the “Amended Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated May 4, 2021 (“Opinion Letter”), with respect to the fairness from a financial point of view to Equity Commonwealth (the “Company”) of the Exchange Ratio (as defined in the Opinion Letter) pursuant to the Agreement and Plan of Merger, dated as of May 4, 2021, by and among the Company, Monmouth Real Estate Investment Corporation and RS18 LLC.

The Opinion Letter is provided for the information and assistance of the Board of Trustees of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Amended Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary – Opinions of Financial Advisors – EQC’S Financial Advisors,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the EQC Board of Trustees and its Reasons for the Merger,” “The Merger—Opinion of EQC’s Financial Advisor” and “The Merger—Certain EQC Unaudited Prospective Financial Information” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Amended Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Amended Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Amended Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)